Bonds.com Group, Inc., 8-K

Exhibit 10.1

Omnibus Amendment to Stock Options under 2011 Equity Plan

As of June 20, 2013

Bonds.com Group, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2011 Equity Plan and resolutions duly adopted and approved by its Board of Directors (the “Board”), hereby documents the amendment of the stock options identified on Schedule I hereto in the manner set forth below.  Capitalized terms used herein and not defined have the meanings given to them in the 2011 Equity Plan.

Background Recitals

A.
The Company’s 2011 Equity Plan authorizes the Board (in its role as Administrator of the 2011 Equity Plan) to unilaterally implement an Option Exchange Program, including the amendment of outstanding stock options to decrease the exercise price as a result of a decline in the Fair Market Value of the Common Stock; provided that no such amendment shall be made without the prior written consent of the Optionee if it would materially and adversely affect the rights of such Optionee.

B.
The Company’s Compensation Committee and Board have recommended and authorized, adopted and approved an amendment to certain outstanding stock options to reduce the exercise prices thereof, as more fully set forth below, and directed the officers of the Company to, among other things, execute this Omnibus Amendment to Stock Options.

C.	The amendments authorized, adopted and approved by the Board and documented herein do not materially and adversely affect the rights of any Optionee whose stock option is being amended.

Amendment of Stock Options

As authorized, adopted, approved and directed by the Board, each of the stock options identified on Schedule I hereto that were issued under the 2011 Equity Incentive Plan are amended solely to decrease the exercise price thereof to $8.35 (subject to further future adjustment in accordance with the terms thereof), which is the Fair Market Value of the Company’s Common Stock as of Board’s June 20, 2013 authorization, adoption and approval of the foregoing amendments.

The respective rights, duties and obligations of the Optionees and the Company under the options under the 2011 Equity Plan referenced on Schedule I hereto shall continue to be determined, exercised and enforced under the terms of the 2011 Equity Plan and the applicable Notice of Stock Option Grant and Stock Option Agreement subject to the reduction of the exercise price referenced herein.

BONDS.COM GROUP, INC.

By:	/s/ Thomas Thees
Name:	Thomas Thees
Title:	CEO